Exhibit 99
Press Release



                                             September 29, 2003



     Dale C. Hoyles, Chairman of the Board of Directors of Community Investors Bancorp, Inc. and First Federal Community Bank Bucyrus, Ohio announced today that John W. Kennedy, President and CEO of Community Investors Bancorp, Inc. and First Federal Community Bank of Bucyrus would be retiring effective October 1, 2003 after a thirty-three year career. Mr. Kennedy will continue to serve as a member of the Board of Directors and will be retained as a consultant by Community Investors Bancorp, Inc. for business development and public relations.

     Mr. Hoyles also announced today that Phillip W. Gerber has been named by the Board of Directors to serve as President and Chief Executive Officer of Community Investors Bancorp, Inc. and First Federal Community Bank of Bucyrus, Ohio effective October 1, 2003. Mr. Gerber has been in banking for over thirty years with the last six being with First Federal Community Bank and Community Investors Bancorp, Inc.